Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FIRST QUARTER CASH DISTRIBUTION

DALLAS, Texas, February 17, 2012 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.502340 per unit, payable on March 28, 2012, to unitholders of record on February 29, 2012. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.

This distribution of $0.502340 per unit is lower than the $0.521592 per unit distributed last quarter. As compared to the previous quarter, the price of oil and natural gas and the volume of oil and natural gas produced and included in the current distribution have decreased. This distribution is higher than the $0.358698 per unit distributed in the comparable quarter in 2011. As compared to the comparable quarter in 2011, the price of oil and natural gas and the volume of oil produced and included in the current distribution have shown an increase, while the volume of natural gas produced and included in the current distribution has shown a decrease.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll Free – 1.800.985.0794